Dr. Evan Manolis Joins Acrongenomics’ Board of Directors

May 08, 2007

Acrongenomics Inc. (OTCBB:AGNM) a publicly traded life sciences company today announced that Dr. Evan Manolis has joined its board of directors and scientific committee.

Dr. Manolis received his B.S. from the University of Illinois at Chicago in 1987 and his M.D. in surgery from Southern Illinois University Medical School in 1991. He received extensive postgraduate training in general surgery internship and residency from the Medical College in Ohio. Dr. Manolis practices surgery in Chicago and Orland Park, Illinois and has been in the profession for 16 years.

“We are delighted to have Dr. Manolis join Acrongenomics board & scientific committee,” said Platon Tzouvalis president of Acrongenomics Inc. “Dr. Manolis’ extensive background in the medical field will undoubtedly make significant contributions to the future development and success of our Company.”

About Acrongenomics:

Acrongenomics Inc. is a publicly traded company that focuses on investing in and commercializing novel technology platforms concerning the Life Sciences sector. Acrongenomics brings novel and realistic concepts to market by transforming scientific innovations into tangible, consumer-orientated applications.

Contact:

Acrongenomics Inc.

Platon Tzouvalis

President

Tel :+41-22-716-5300

Fax :+41-22-716-5319

Email: platon@acrongen.com

Website: http://www.acrongen.com